Exhibit 23.4

Consent of Blue, Johnson & Associates, Inc.

To Whom it May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of CVR Partners, LP with respect to the following:

1.	A statement that CVR Partners, LP’s nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes a pet coke gasification to produce nitrogen fertilizer.

2.	A statement that the convenience of nitrogen solutions fertilizer has led to an increase in consumption of 16.8% from 2000 through 2011 (estimated), while ammonia fertilizer consumption decreased by 5.5% for the same period.

3.	A statement that our nitrogen fertilizer plant is the newest ammonia- nitrogen fertilizer plant built in North America.

4.	A statement that CVR Partners, LP’s UAN production in 2011 represented approximately 5% of the total U.S. UAN use and that the net ammonia produced and marketed at its facility represented less than 1% of the total U.S. ammonia use.

Submitted by:

/s/ Thomas A. Blue

Thomas A. Blue

President

Blue, Johnson & Associates, Inc.

6101 Marble NE, Suite 8

Albuquerque, NM 87110

Tel 505-254-2157

Fax 505-254-2159

blucabq@qest.net

March 6, 2012